Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PIXIE DUST TECHNOLOGIES., INC. on Form S-8 [FILE NO. 333-275675] of our report dated August 22, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of PIXIE DUST TECHNOLOGIES., INC. as of April 30, 2024, and for the year ended April 30, 2024, which report is included in this Annual Report on Form 20-F of PIXIE DUST TECHNOLOGIES., INC. for the year ended April 30, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

August 22, 2024